Exhibit 14.1
FAIRPOINT COMMUNICATIONS, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
(January 24, 2011)
Introduction
          Set forth herein is the Code of Business Conduct and Ethics (the “Code”) adopted by FairPoint Communications, Inc. (the “Company”). This Code summarizes basic guiding principles and standards of conduct to guide all employees, officers and directors of the Company and its subsidiaries and controlled affiliates in meeting our goal to achieve the highest business and personal ethical standards as well as compliance with the laws and regulations that apply to our business. This Code covers a wide range of business practices and procedures, but it does not address every applicable law or respond to every ethical question or concern that may arise. All of our employees, officers and directors must conduct themselves accordingly in every aspect of our business and seek to avoid even the appearance of wrongdoing or improper behavior. Our standard has been, and will continue to be, to advance the highest standards of ethical conduct. We expect the Company’s agents, consultants, contractors, suppliers and representatives to be guided by the principles and standards set forth in this Code.
          Our Chief Executive Officer, Chief Financial Officer and other financial and accounting officers must also adhere to our Code of Ethics for Financial Professionals which sets forth additional standards in connection with our public disclosures. If you have questions regarding any of the goals, principles, or standards discussed or policies or procedures referred to in this Code or are in doubt about the best course of action to take in a particular situation, you should contact the General Counsel, or follow the guidelines set forth in Section 16 of this Code.
          Every employee, officer and director has a duty to adhere to this Code and those who violate the standards in this Code will be subject to disciplinary action which may include suspension or dismissal and/or the reporting of violative conduct to appropriate regulatory and criminal authorities. If you are involved in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 16 of this Code.
          We are committed to continuously reviewing and updating our policies and procedures. Therefore, this Code is subject to modification. This Code supercedes all other such codes, policies, procedures, instructions, practices, rules or written or verbal representations concerning the subject matter of this Code to the extent they are inconsistent.
          Please sign the acknowledgment form attached hereto as Exhibit A, indicating that you have received, read, understand and agree to comply with this Code, and return the form as instructed. The signed acknowledgment form will be located in your personnel file. Each year, as part of the annual review process, officers and other appropriate personnel may be asked to sign an acknowledgment indicating their continued understanding of and compliance with the Code. In addition, periodically, you may be asked to participate in seminars, training meetings and similar activities related to reinforcing your understanding of this Code and its applicability to the Company’s business.
     1. Compliance with Laws, Rules and Regulations
          Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All employees, officers and directors must respect and obey the laws of the cities, states and countries in which we operate and the rules and regulations applicable to the Company’s business. Although not all employees are expected to know the details of these laws, rules and regulations, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel who should consult with the Legal Department as necessary or appropriate. Compliance with the law does not obviate the need to act with the highest honest and ethical standards.
          To promote compliance with laws, rules, regulations and the policies of the Company, including insider trading rules, other securities laws, and anti-discrimination and anti- harassment laws and policies, the Company has established various compliance policies and procedures and, where appropriate, may conduct information and training sessions.
     2. Conflicts of Interest
          A “conflict of interest” exists when a person’s personal private interest interferes in any way — or even appears to interfere in any way — with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests in connection with or as a result of a material transaction or relationship that may make it difficult for him or her or others to perform work or make decisions objectively and effectively in the Company’s interest. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Conflicts of interest, unless approved in accordance with this Code, as applicable, are prohibited as a matter of Company policy. Examples include the following:
          (a) Employment/Outside Employment
               In consideration of their employment with the Company, employees are expected to devote their full attention to the business interests of the Company. Employees are prohibited from engaging in any activity that interferes with their performance or responsibilities to the Company or is otherwise in conflict with or prejudicial to the Company. Our policies prohibit any employee from accepting simultaneous employment with a client, credit source, supplier, or competitor, or from taking part in any activity that enhances or supports a competitor’s position. If you have any questions regarding this requirement, you should contact the Legal Department.
          (b) Outside Directorships
               It is a conflict of interest to serve as a director of any company that competes with the Company. Employees may not serve as a director of another company without first obtaining the approval of the Company’s Chief Executive Officer (the “CEO”). Directors of the Company are required to review with the Company’s Board of Directors (the

“Board”) and the Company’s Secretary other proposed directorships to confirm that accepting such directorship is consistent with the Company’s Corporate Governance Guidelines.
          (c) Business Interests
               If you are considering investing in a client, credit source, supplier or competitor, great care must be taken to ensure that these investments do not compromise your responsibilities to the Company. Many factors should be considered in determining whether a conflict exists, including the size and nature of the investment; your ability to influence the Company’s decisions; your access to confidential information of the Company or of the other company; and the nature of the relationship between the Company and the other company. The Audit Committee of the Board (the “Audit Committee”) must approve in advance any such investment (other than purchases of $50,000 or less of stock of a publicly traded company).
          (d) Related Parties
               As a general rule, you should avoid conducting business or engaging in a transaction on behalf of the Company with a family member or significant other, or with a company or firm with which you or a family member or significant other is a significant owner or associated or employed in a significant role or position. “Family members” include any person related by blood, adoption or marriage, including grandparents, aunts, uncles, nieces, nephews, cousins, stepchildren, stepparents, and in-laws. “Significant others” include co- habitants, domestic partners, and persons with whom an employee has (or reasonably expects to have) a consensual romantic, sexual, intimate or dating relationship.
               The Audit Committee must review and approve in advance all material related party transactions or business or professional relationships. All instances involving such potential related party transactions or business or professional relationships must be reported to the Legal Department who will assess the materiality of the transaction or relationship and elevate the matter to the Audit Committee as appropriate. You must not enter into, develop or continue any such material transaction or relationship without obtaining such prior Audit Committee approval. The Company must report all material related party transactions and business or professional relationships under applicable accounting rules and the Securities and Exchange Commission’s (the “SEC”) rules and regulations. Any dealings with a related party must be conducted in such a way as to avoid preferential treatment and assure that the terms obtained by the Company are no less favorable than could be obtained from unrelated parties on an arm’s-length basis.
               Conflicts of interest or the material nature of a transaction or relationship may not always be clear-cut; if questions arise, you should consult with the Legal Department before entering into, developing or continuing a transaction that could reasonably be expected to give rise to a conflict of interest.
          (e) Other Situations
               Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. Any employee, officer or director who becomes aware of a conflict of interest or a potential conflict of interest should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the guidelines described in Section 16 of this Code.
     3. Insider Trading
          Employees, officers and directors who have access to confidential information must also adhere to our Insider Trader Policy and are not permitted to use or share confidential information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information about the Company or any other company for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. Please refer to the Company’s Insider Trading Policy. The purpose of such policy is to inform you of your legal responsibilities to make clear to you that the misuse of sensitive information is contrary to Company policies and to set forth procedures with respect to trading in the Company’s securities.
     4. Public Disclosure
          The Company is committed to providing full, fair, accurate, timely and understandable disclosure in the periodic reports and other information it files with or submits to the SEC and in other public communications, such as press releases, earnings conference calls and industry conferences, made by the Company. In meeting such standards for disclosure, the Company’s executive officers and directors shall at all times strive to comply with the Company’s disclosure obligations and, as necessary, appropriately consider and balance the need or desirability for confidentiality with respect to non-public negotiations or other business developments. The Company’s CEO and CFO are responsible for establishing effective disclosure controls and procedures and internal controls over financial reporting within the meaning of applicable SEC rules and regulations. The Company expects the CEO and CFO to take a leadership role in implementing such controls and procedures and to position the Company to comply with its disclosure obligations and otherwise meet the foregoing standards for public disclosure.
          No employee, officer or director should interfere with, hinder or obstruct the Company’s efforts to meet the standards for public disclosure set forth above.
     5. Corporate Opportunities
          Employees, officers and directors are prohibited from exploiting for their own personal gain opportunities that are discovered through the use of corporate property, information or position unless the opportunity is fully disclosed to the Board and the Board declines to pursue such opportunity. No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance the Company’s legitimate interest when the opportunity to do so arises.

     6. Competition and Fair Dealing
          We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer and director should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, consultants, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.
          The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, officer, director, family member of any of the foregoing or agent unless it:
•	is not a cash gift,

•	is consistent with customary business practices,

•	is not excessive in value,

•	cannot be construed as a bribe or payoff and does not create an appearance of impropriety, and

•	is in compliance with the Company’s policy on gifts and gratuities and does not violate any laws or rules or regulations.
          Please discuss with your Human Resources representative any gifts or proposed gifts which you are not certain are appropriate.
     7. Discrimination and Harassment
          The diversity of the Company’s employees is a tremendous asset. It is the Company’s policy to provide equal employment opportunity for all applicants and employees. The Company does not unlawfully discriminate on the basis of race, color, religion, sex (including pregnancy, childbirth, or related medical conditions), national origin, age, disability, marital status, veteran status, or any other basis prohibited under federal, state or local law. In addition, the Company is committed to providing a workplace free of unlawful harassment. This includes not only sexual harassment, but also harassment on any of the bases set forth above. The Company strongly disapproves of and will not tolerate harassment of employees by managers, supervisors, co-workers or non-employees. Similarly, the Company will not tolerate harassment by its employees of non-employees with whom Company employees have a business, service, or professional relationship. For information about the Company’s policies against discrimination and harassment, please refer to the Company’s Employee Handbook.
          All of our employees deserve a positive work environment where they will be respected and we are committed to providing an environment that supports honesty, integrity,

respect, trust and responsibility. All of our employees should contribute to the creation and maintenance of such an environment and our executive officers and management and supervisory personnel should take a leadership role in achieving a work environment that meets our diversity standards and is free from the fear of retribution.
     8. Health and Safety
          The Company strives to provide each employee with a safe and healthful work environment. Each employee has a responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.
          Violence and threatening behavior are not permitted and the use of illegal drugs or alcohol in the workplace will not be tolerated. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol.
     9. Record-Keeping
          The purpose of this policy is to set forth and convey the Company’s requirements in managing records, including all recorded information regardless of medium or characteristics. Records include paper documents, CDs, DVDs, email, computer hard disks, email, floppy disks, microfiche, microfilm or all other media. The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.
          Many employees, officers and directors regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or contact the Company’s Controller. Please refer to the Company’s business travel policy for further information regarding business expenses.
          The Company’s responsibilities to its shareholders and the investing public require that all of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls and generally accepted accounting practices and principles. No one should rationalize or even consider misrepresenting facts or falsifying records. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.
          Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. No record or document shall be destroyed which is the subject of a subpoena or other legal process or if there is a reasonable belief that litigation proceedings or government investigative proceedings are likely to occur and it is anticipated that such record or document is relevant to such proceedings. All employees are expected to comply with all federal, state and industry-specific record retention rules and requirements as well as the Company’s record retention policies.

     10. Confidentiality
          Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the CEO or CFO or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.
          The Company and its employees, agents, consultants and contractors must cooperate with appropriate government inquiries and investigations. In this context, however, it is important to protect the legal rights of the Company with respect to its confidential information. All government inquiries and requests for information, documents or investigative interviews (whether in person, by phone, email or written correspondence) must be referred to the General Counsel, who will be responsible for coordinating a response. No financial information may be disclosed without the prior approval of the CEO or CFO.
     11. Protection and Proper Use of Company Assets
          All employees, officers and directors should endeavor to protect the Company’s property, electronic communications systems, information resources, facilities and equipment and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation pursuant to Section 16 of this Code. Company assets should not be used for non-Company business, although we recognize that incidental personal use may be permitted without adversely affecting the interests of the Company. Personal use of Company assets must always be in accordance with Company policy. You should consult your Human Resources representative for appropriate guidance and permission.
          The obligation of employees, officers and directors to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.
          Unauthorized duplication of copyrighted documents or computer software violates the law. You must neither engage in nor tolerate the making or using of unauthorized documents or software copies and must comply will all license and purchase terms regulating the use of any document or software. The Company will provide all documents and software needed to meet legitimate needs.
     12. Payments to Government Personnel
          The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.
          In addition, there are a number of federal and state laws and regulations regarding business gratuities which may be accepted by U.S. or state government personnel. The promise, offer or delivery to an official or employee of the U.S. government or a state government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. Local governments, as well as foreign governments, may have similar rules. You must consult with the Legal Department prior to making any such gifts.
     13. Waivers of the Code of Business Conduct and Ethics
          From time to time, the Company may waive some provisions of this Code. Any waiver of this Code for executive officers or directors of the Company may be made only by the Board or the Audit Committee and must be promptly disclosed as required by the rules of the SEC and The NASDAQ Global Market. Any waiver for other employees of the Company may be made by the Board, the Audit Committee or our General Counsel.
     14. Reporting any Illegal or Unethical Behavior; No Retaliation
          It is your obligation and ethical responsibility to help enforce this Code, and to that end, you should promptly report violations of this Code in accordance with the guidelines set forth in Section 16 of this Code. Employees, officers and directors are encouraged to report to supervisors, managers, his or her Human Resources business partners or any member of the Legal Department observed or suspected illegal, improper or unethical behavior and when in doubt about the best course of action in a particular situation. You may also report any violation of this Code anonymously through the EthicsPoint Hotline at 866.294.9318. You should know that reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is both a violation of Company policy and is prohibited by a variety of state and federal civil and criminal laws including the Sarbanes-Oxley Act of 2002. Accordingly, it is the policy of the Company not to allow retaliation for reports of wrongdoing or misconduct by others made in good faith by employees. Employees, officers and directors are expected to cooperate in internal investigations of wrongdoing or misconduct.
     15. Accounting Complaints
          The Company’s policy is to comply with all applicable financial reporting and accounting regulations. If any employee, officer or director of the Company has unresolved concerns or complaints regarding questionable accounting, internal control or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints in accordance with the Company’s Complaint Procedures for Accounting and Auditing Matters.
     16. Compliance Procedures
          We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, you should keep in mind the following steps as you consider a particular problem or concern.
          (a) Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.
          (b) Ask yourself: What specifically am I being asked to do or ignore? Does it seem illegal, unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it may very well be.
          (c) Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss your concerns.
          (d) You should report violations of this Code to or otherwise discuss your concerns in this regard with your supervisor or your Human Resources business partner, any member of the Legal Department or anonymously through the EthicsPoint Hotline at 866.294.9318. In many cases, your supervisor will be more knowledgeable about the question or concern, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems. Supervisors and Human Resources business partners are obligated to report violations of this Code to the General Counsel.
          (e) In the case where it may not be appropriate to report a violation to or discuss your concerns with your supervisor or your Human Resources business partner, or where you do not feel comfortable approaching your supervisor to report a violation or discuss your concerns, you may report the violation or discuss your concerns with the General Counsel or any member of the Legal Department. If you prefer to report violations or your concerns in writing, on an anonymous basis, please address your concerns to our General Counsel at the following address: FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, NC 28202, Attention: Shirley J. Linn.
          (f) You may also report any violations of this Code on an anonymous and confidential basis through the EthicsPoint Hotline link set forth on the intranet and on our website or by calling the EthicsPoint Hotline at 866.294.9318. Your report will be sent to the Audit Committee Chairperson and the General Counsel on a no-name basis unless you grant permission for your identity to be revealed.
          (g) Reports of violations of this Code or other complaints made to the EthicsPoint Hotline or to the persons referenced above will be reviewed by the General Counsel or her designee, who shall either (i) conduct an investigation of the facts and circumstances as she deems appropriate and report her conclusions and remedial actions taken, if any, to the Audit Committee or (ii) report the alleged violation or other complaint to the Audit Committee for further direction. The Chairperson of the Audit Committee will also receive all EthicsPoint Hotline reports directly from EthicsPoint.
          (h) Your communications of violations or concerns will be kept confidential to the extent feasible and appropriate, and except as required by law.

          (i) All reports of violations of the Code will be promptly investigated and addressed. If you are not satisfied with the response, you may contact the Audit Committee directly.
          (j) Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.
     17. Compliance Required
          The matters covered in this Code are of the utmost importance to the Company, its shareholders and its business partners, and are essential to the Company’s ability to conduct its business in accordance with its stated values. We expect all of our employees, officers, directors, agents, contractors, consultants and representatives to adhere to these rules in carrying out their duties for the Company.
          Any individual whose actions are found to violate these policies or any other policies of the Company will be subject to disciplinary action, up to and including immediate termination of employment or business relationship. Where the Company has suffered a loss, it may pursue its legal remedies against the individuals or entities responsible.
     18. Administration
          No code, including this one, can cover all situations. Similarly, exceptional circumstances may occur which do not fit neatly within the guidelines of this Code or where strict application of this Code may not produce a fair result. Overall administration of this Code including its interpretation and amendment is under the authority of the Audit Committee.

EXHIBIT A
ACKNOWLEDGMENT OF RECEIPT OF CODE
OF BUSINESS CONDUCT AND ETHICS
     I have received and read the Company’s Code of Business Conduct and Ethics (the “Code”). I understand the standards and policies contained in the Code and understand that there may be additional policies or laws specific to my position as an employee, officer or director of the Company. I further agree to comply with the Code.
     If I have questions concerning the meaning or application of the Code, any Company policies, or the legal and regulatory requirements applicable to my position, I know I can consult with my supervisor, my Human Resources representative or the Legal Department, knowing that my questions or reports to these sources will be maintained in confidence to the extent feasible and appropriate.
_________________________
Employee Name
_________________________
Signature
_________________________
Date

Please sign and return this form to:	Human Resources/Staffing
FairPoint Communications, Inc.
770 Elm Street
Manchester, NH 03101
Fax No. (603) 641-1799